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                           ASDAR GROUP
                           P.O. BOX 789
                        CARDIFF, CA. 92007

May 13, 1996

Jim Egide
P.O. Box 11907
Zephyr Cove, Nev 89449



Dear Jim,


As we have discussed ASDAR agrees to the following terms for its proposed fundings;

          1. You or your designee shall loan ASDAR $1,000,000 to be repaid on or before September 1, 1996. Such loan shall be secured by 500,000 shares (post reverse split) of ASDAR stock. This $1,000,000 will be close by May 31, 1996.

          2. You shall arrange for the purchase of an additional $4,000,000 of stock at a tentative price as follows:


          a)   Fifty percent (50%) at a price of $5.00 per share

          b) Fifty percent (50%) at a price to be determined by mutual consent of the parties, price based upon the market price at the time but not less than $5.00 as long as the public stock price is at least $5.000;

          c) Closing shall be on or about September 1, 1996 and the 1 for 100 reverse stock split will be complete.


          3. You shall purchase 60,000 shares of the free trading stock at $.02 per share.

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     4.   You shall be granted an option to purchase 250,000
     shares (post split) at $5.00 per share from current share holders. Such shares shall have "piggy back" registration rights with any future public offering subject to normal broker lockup agreements.


                                   ASDAR GROUP


                                   /S/ Nicholas F. Coscia
                                   ------------------------
                                   by: Nicholas F. Coscia
                                   Secretary and Director

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